Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Lisa Elliott Dennard Lascar Investor Relations lelliott@dennardlascar.com 713-529-6600	Janet Yang VP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T Offshore Announces Retirement

of J. Daniel Gibbons, Chief Financial Officer

HOUSTON, August 13, 2018 – W&T Offshore, Inc. (NYSE: WTI) today announced the retirement of J. Daniel (“Danny”) Gibbons, Senior Vice President and Chief Financial Officer. The Company has appointed Janet Yang as acting Chief Financial Officer, effective immediately.

Tracy Krohn, W&T Offshore’s Chairman and CEO, stated, “We appreciate the many contributions that Danny has made to W&T over the last 11 years as CFO of the Company and wish him well in his retirement. Since joining W&T in 2008, Janet has taken on increasing levels of financial responsibility and proved herself to be a valuable asset to the Company. She has helped the Company successfully execute a number of strategic transactions, including our recently announced drilling joint venture. We are pleased to have her take on this role.”

Janet Yang joined W&T in 2008 as Finance Manager and in 2012 became Director, Strategic Planning & Analysis, a position she held until being appointed Vice President, Corporate & Business Development in 2017. Ms. Yang has over 15 years of finance, investment and strategy experience in the energy industry. Prior to joining W&T, Ms. Yang held positions in research and investment analysis at BlackGold Capital Management, investment banking at Raymond James and energy trading at Allegheny Energy. Ms. Yang received a B.A. in Economics from Rice University and an M.B.A. with concentrations in Finance and Accounting from The University of Chicago Booth School of Business.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 48 producing fields in federal and state waters and has under lease approximately 650,000 gross acres, including approximately 440,000 gross acres on the Gulf of Mexico Shelf and approximately 210,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company’s website at www.wtoffshore.com.

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

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